Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2022 Equity Incentive Plan and the 2022 Employee Share Purchase Plan of Biohaven Ltd. of our reports dated March 2, 2026, with respect to the consolidated financial statements of Biohaven Ltd. and effectiveness of internal control over financial reporting of Biohaven Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut
March 2, 2026